Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Atossa Genetics Inc.

Seattle, Washington

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 8, 2018, relating to the consolidated financial statements of Atossa Genetics Inc. (the “Company”), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Seattle, Washington

June 4, 2018